EXHIBIT (d)(3)

NEUBERGER BERMAN ETF TRUST
MANAGEMENT AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN ETF TRUST

Neuberger Berman Commodity Strategy ETF
Neuberger Berman China Equity ETF
Neuberger Berman Global Real Estate ETF
Neuberger Berman Option Strategy ETF
Neuberger Berman Short Duration Income ETF
Neuberger Berman Small-Mid Cap ETF

Date: March 24, 2024

NEUBERGER BERMAN ETF TRUST
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN COMMODITY STRATEGY ETF*

0.50% of the first $250 million of average daily net assets
0.475% of the next $250 million of average daily net assets
0.450% of the next $250 million of average daily net assets
0.425% of the next $250 million of average daily net assets
0.400% of the next $500 million of average daily net assets
0.375% of the next $2.5 billion of average daily net assets
0.350% of average daily net assets in excess of $4 billion

*To the extent Neuberger Berman Commodity Strategy ETF (“Commodity Strategy ETF”) invests its assets in Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of Commodity Strategy ETF, or in any other wholly owned subsidiary of Commodity Strategy ETF advised by the Manager (collectively, “Commodity Strategy ETF Subsidiary”), the amount of the advisory fee payable to the Manager under this Agreement as calculated pursuant to the Rate of Compensation set forth above will be reduced by the amount of any advisory fee that the Manager receives from the Commodity Strategy ETF Subsidiary. When calculating asset levels for purposes of determining the Rate of Compensation of Commodity Strategy ETF, asset levels are based on the average daily net assets of Commodity Strategy ETF, including the assets invested in the Commodity Strategy ETF Subsidiary.

NEUBERGER BERMAN CHINA EQUITY ETF

0.60% the Fund’s average net assets.

NEUBERGER BERMAN GLOBAL REAL ESTATE ETF

0.60% the Fund’s average net assets.

NEUBERGER BERMAN OPTION STRATEGY ETF

0.41% the Fund’s average net assets.

NEUBERGER BERMAN SHORT DURATION INCOME ETF

0.17% of the first $2 billion of average daily net assets
0.15% of average daily net assets in excess of $2 billion

NEUBERGER BERMAN SMALL-MID CAP ETF

0.60% the Fund’s average net assets.

Date: March 24, 2024